Exhibit 99.1

JLL Partners, Inc.	American Dental Partners, Inc.
450 Lexington Avenue, 31st Floor	401 Edgewater Place, Suite 430
New York, NY 10017	Wakefield, MA 01880
Phone: 212-210-9334	Phone: 781-224-0880
Fax: 212-286-8626	Fax: 781-224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Dalia Cohen
	Chairman, President and	Investor Relations
	Chief Executive Officer	JLL Partners
	781-224-0880	212-210-9334

Breht T. Feigh
Executive Vice President, Chief
Financial Officer and Treasurer
781-224-0880

JLL PARTNERS COMPLETES ACQUISITION

OF AMERICAN DENTAL PARTNERS

NEW YORK, NY and WAKEFIELD, MA – February 9, 2012 – JLL Partners, Inc. (“JLL”) and American Dental Partners, Inc. (“ADPI” or the “Company”) (Nasdaq: ADPI) announced today that JLL, through its affiliated entities, completed its acquisition of the Company.

“I am very pleased to have a partner in JLL that is committed to our core values, strategic goals and objectives, dedication to quality care and long-term outlook,” said Gregory A. Serrao, President and Chief Executive Officer of the Company.

“American Dental Partners is well-positioned as a leading provider of dental practice management services with a national infrastructure and an excellent reputation for providing services to its affiliated practices,” said Michel Lagarde, Managing Director of JLL. “We look forward to working with ADPI’s management team to pursue our shared vision and enhance the Company’s growth.”

The Company is now privately held and will no longer be listed on NASDAQ after the closing of the market on February 9, 2012. As a result of the acquisition, the holders of ADPI’s outstanding common shares will receive $19.00 per share in cash. The total enterprise value for the Company, including outstanding indebtedness, as of the closing date is $392 million.

About American Dental Partners

American Dental Partners is headquartered in Wakefield, Massachusetts and is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 27 dental group practices, which have 282 dental facilities with approximately 2,404 operatories located in 21 states. More information can be found on American Dental Partners’ website.

About JLL Partners

JLL Partners is a New York-based leading private equity investment firm with approximately $4 billion of capital under management. JLL’s investment philosophy is to partner with outstanding management teams and invest with them in companies that they can continue to grow into market leaders. JLL has invested in a variety of industries, with special focus on healthcare services, financial services and business services. More information on JLL can be found on the website www.jllpartners.com.

Forward-Looking Statements. This press release contains forward-looking statements. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results may differ materially from current expectations. Any such forward-looking statements are subject to various risks and uncertainties. Investors should not place undue reliance on forward-looking statements as predictions of future results. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.